EXHIBIT 21.1

Subsidiaries of Tradeweb Markets Inc.

	Subsidiary	Jurisdiction of Incorporation / Formation
1.	Tradeweb Markets LLC	Delaware
2.	BondDesk Group LLC	Delaware
3.	Dealerweb LLC (f/k/a Dealerweb Inc.)	Delaware
4.	DW SEF LLC	Delaware
5.	Refinitiv US Tradeweb LLC	Delaware
6.	Tech Hackers LLC	Delaware
7.	TIPS LLC	Wyoming
8.	Tradeweb Information Technology Services (Shanghai) Co., Ltd.	People’s Republic of China
9.	Tradeweb Direct LLC	Delaware
10.	Tradeweb EU B.V.	Netherlands
11.	Tradeweb Europe Limited	England and Wales
12.	Tradeweb Execution Services Limited	England and Wales
13.	Tradeweb Execution Services B.V.	Netherlands
14.	Tradeweb Global Holding LLC	Delaware
15.	Tradeweb Global LLC	Delaware
16.	Tradeweb IDB Markets, Inc.	Delaware
17.	Tradeweb Japan K.K.	Japan
18.	Tradeweb LLC	Delaware
19.	TW SEF LLC	Delaware
20.	TWC Limited	Cayman Islands
21.	TWEL Holding LLC	Delaware
22.	Tradeweb (DIFC) Limited	United Arab Emirates
23.	TWAS Holding I Pty Ltd	Australia
24.	TWAS Holding II Pty Ltd	Australia
25.	Tradeweb Australia Pty Ltd	Australia
26.	TW Technology and Trading Private Limited	India
27.	Tradeweb Brasil Ltda	Brazil
28.	r8fin Holdings LP	Delaware
29.	r8fin LLC	Delaware
30.	r8fin Technology Services LP	Delaware
31.	TWICD I Inc.	Delaware
32.	TWICD II Inc.	Delaware
33.	ICD Intermediate Holdco 1, LLC	Delaware
34.	ICD Intermediate Holdco 2, LLC	Delaware
35.	Institutional Cash Distributors Technology, LLC	Delaware
36.	Institutional Cash Distributors LLC	California
37.	Institutional Cash Distributors Limited	England and Wales
38.	ICD Europa - Empresa de Investimento SA	Portugal